Exhibit 4.5

                                      - 1 -
                                                             DATE: June 27, 2003

                                      RULES
                                       OF
                            THE ADVANTEST CORPORATION
                        INCENTIVE STOCK OPTION PLAN 2003


1       Definitions

1.1     In these Rules:

        "Advantest Group" means the Company and its subsidiaries;

        "Broker" means Mizuho Investors Securities Co., Ltd. or such other broker or agent appointed from time to time by the Company to execute transactions in connection with the Plan;

        "Company" means Advantest Corporation;

        "Date of Grant" means June 27, 2003;

        "Directors" means the board of directors of the Company;

        "Eligible Employee" means any such director, officer, auditor or employee of an Employing Company as designated by the Company;

        "Employing Company" means any one of the companies listed on Attachment A hereto;

        "Exercise Period" means a period commencing on April 1, 2004 and expiring at the close of business on March 31, 2008;

        "Exercise Price" means the price, determined on the Date of Grant, to be paid by a Stock Option Holder for the exercise of each Stock Option;

        "Guidelines" means Incentive Stock Option Plan 2003 Guidelines for exercising Stock Option granted to Eligible Employees in accordance with these Rules;

        "Plan" means the plan known as "The Advantest Corporation Incentive Stock Option Plan 2003" in its present form or as from time to time amended in accordance with the Rules;

        "Rules" means these rules as amended from time to time;

        "Shares" means fully paid common shares of stock of the Company;

        "Stock Option" means the stock options granted by the Company in accordance with the resolution of the shareholders' meeting of the Company held on June 27, 2003 and the resolution of the board meeting of the Company held on June 27, 2003;


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        "Stock Option Holder" means a person holding a Stock Option;

        "Stock Option Register" means a register which is prepared and maintained by the Company pursuant to the Japanese Commercial Code and which lists information including the names and addresses of Stock Option Holders;

        "Subscription Price" means the price of a Share to be delivered upon exercise of a Stock Option, subject to adjustment provided in Rule 3, and the initial Subscription Price is 5,160 yen;

        "Tokyo Business Day" means a business day in Tokyo, Japan on which both the Company and the Tokyo Stock Exchange are open for the transaction of business; and

        "Unit" means 100 Shares or such other amount of Shares to which a voting right at a shareholders' meeting is granted pursuant to the Japanese Commercial Code and the Articles of Incorporation of the Company.

1.2 Where the context permits or requires the singular includes the plural and the masculine includes the feminine and vice versa.

1.3     Headings shall be ignored in construing the Rules.

2       Grant of Stock Options

2.1     Grant of Stock Options

        The Company may at its absolute discretion grant to any Eligible Employee such number of Stock Options as determined by the Company. Each Eligible Employee will be informed in writing by the Company of such grant.

2.2      Conditions on Exercise

        2.2.1   A Stock Option may be exercised only on a Tokyo Business Day.

        2.2.2 The number of Stock Options exercised at one time shall be 10 or multiples of 10. If the number of Stock Options held by a Stock Option Holder is not 10 or a multiple of 10 (e.g., the number of Stock Options held is 27), the remaining Stock Options (in this example, 7) may be exercised only when they are exercised together with 10 or a multiple of 10 Stock Options (in this example, he or she may exercise 17 or 27 of his Stock Options). However, if the number of Stock Options held by a Stock Option Holder is less than 10, the Stock Option Holder may exercise his Stock Options only when he exercises all of his Stock Options.

        2.2.3 Notwithstanding Rule 2.5.1, in each case of a Stock Option being non-exercisable pursuant to Rule 5, such Stock Option shall be deemed automatically transferred to the Company without any action of the Holder of such Stock Option and without any consideration.

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2.3     Acceptance of Stock Option

        To be entitled to grant of Stock Options, any Eligible Employee must execute a written acceptance of such Stock Options in the form of Attachment B hereto and deliver such acceptance form to the Company by July 4, 2003. The acceptance form includes the explanation of the terms of Stock Options in compliance with the Japanese Commercial Code. In the event of any inconsistency between these Rules and the acceptance form, the provisions of these Rules shall prevail.

2.4     No Payment

        No payment to the Company or the Employing Company shall be required from a Stock Option Holder upon the grant or acceptance of any Stock Option. The grant of the Stock Option is the Company's ex gratia.

2.5     Disposal Restrictions

        2.5.1 Neither a Stock Option nor any rights or interests in respect of it may be transferred, assigned, pledged or otherwise disposed of by a Stock Option Holder to any other person or entity. If a Stock Option Holder purports to transfer, assign, pledge or dispose of any such Stock Option or rights or interests, whether voluntarily or involuntarily, then the Stock Option may not be exercised and will be cancelled by the Company pursuant to Rule 4.2.

        2.5.2 A Stock Option Holder may not assign, delegate or otherwise transfer any of its rights or obligations under these Rules.

2.6     Certificates

        No certificates will be issued for Stock Options.

2.7     Grant to Employing Company

        When the Stock Options are granted to an Employing Company, these Rules shall apply to that Employing Company, and "Eligible Employee" shall read as "Employing Company", and in the application of Rule 5, "Stock Option Holder" shall be read as "Eligible Employee who is granted a cash bonus right corresponding to the Stock Option granted to that Employing Company".

3       Variations In Share Capital

3.1     Adjustment of Stock Option

        3.1.1   The Exercise Price is 516,000 yen.

        3.1.2 The number of Shares to be delivered upon exercise of each Stock Option is 100 Shares (i.e., 1 Unit). If any adjustment is made to the Subscription Price, then the number of Shares to be delivered in relation to each Stock Option shall be adjusted in accordance with the following formula, with fractions of a Share being rounded down:


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              Number of Shares        =         Exercise Price
                                          ----------------------------
                                              Subscription Price

        3.1.3 If the Company shall make a stock split or consolidate its Shares into a smaller number of shares, then the Subscription Price shall be adjusted by the Directors based on the following formula:

             NSP     =     OSP x                  1
                                 -----------------------------------------
                                 Stock Split Ratio or Consolidation Ratio

                where:
                NSP = the Subscription Price after such adjustment. OSP = the Subscription Price before such adjustment.

        3.1.4 If the Company shall issue any Shares (other than Shares issued upon conversion or exchange of any convertible or exchangeable securities issued by the Company or upon exercise of any rights or warrants issued, granted or offered by the Company) or dispose of Shares owned by the Company (other than Shares delivered upon exercise of any rights or warrants granted by the Company) and the consideration per Share receivable by the Company shall be less than the current market price per Share, then the Subscription Price shall be adjusted by the Directors based on the following formula:

                            NSP      =     OSP*      N + v
                                                  -----------
                                                     N + n

                where:

                NSP and OSP have the meanings ascribed thereto in Rule 3.1.3.

                N = the number of Shares outstanding immediately prior to such adjustment.

                n = the number of additional Shares being issued as aforesaid or (in the case of disposal of Shares owned by the Company) the number of Shares being disposed of.

                v = the number of Shares which the aggregate consideration receivable by the Company would purchase at such current market price per Share.

        3.1.5 In addition to Rule 3.1.3 and 3.1.4, in any of the following circumstances, the Company will adjust the Subscription Price in the manner it considers appropriate in its absolute discretion:

                (i) the Company will issue securities convertible into Shares at a consideration per Share receivable by the Company which is less than the current market price per Share;

                (ii) the Company will issue warrants, or securities with warrants, to subscribe for or purchase Shares at a consideration per Share receivable by the Company which is less than the current market price per Share;

                (iii) adjustment of the Subscription Price becomes necessary as a result of capital reduction, merger or corporate division; or


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                                      -5-

                (iv) in addition to the foregoing, adjustment of the Subscription Price becomes necessary as a result of change (or possible change) in the number of outstanding Shares.

        3.1.6 Any fractional number resulting from calculations of the Subscription Price shall be rounded up to the nearest one yen.

3.2     Notice

        The Company will notify Stock Option Holders of any adjustment made under this Rule 3.

4       Exercise and Cancellation - General Rules

4.1     Exercise

        Unless otherwise specified in these Rules, a Stock Option shall only be exercisable:

        4.1.1   within the Exercise Period; and

        4.1.2   subject to the conditions imposed under Rule 2.2 and Rule 5.

4.2     Cancellation

         Unless otherwise specified in these Rules, a Stock Option shall be cancelled with no payment by the Company when:

        4.2.1 a shareholders' meeting of the Company approves merger whereby the Company will be merged into another company;

        4.2.2 a shareholders' meeting of the Company approves share exchange or share transfer whereby the Company will be a wholly owned subsidiary of another company; or

        4.2.3 a Stock Option becomes non-exercisable as a Stock Option Holder falls within any of the categories listed in Rule 5.

5       Exercise - Conditions

5.1     Cessation of Employment

        If a Stock Option Holder becomes a person who does not hold any position as a director, officer, auditor, employee or any other similar position of the Advantest Group, then all Stock Options then owned by that Stock Option Holder shall become non-exercisable; provided, however, that if the Company deems that it is appropriate to allow him to exercise his Stock Options and notifies him that his Stock Options continue to be exercisable, he shall be allowed to exercise his Stock Options during the Exercise Period.


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                                      -6-


5.2     Death

        If a Stock Option Holder dies, all Stock Options held by that Stock Option Holder shall become non-exercisable.

5.3     Waiver

        If a Stock Option Holder waives all or part of his Stock Options by submitting to the Company the form specified by the Company, then all or such part of Stock Options granted shall become non-exercisable.

5.4     Notice by the Company

        5.4.1 If for any reason a Stock Option Holder becomes a director, officer, auditor or employee of a company which is a competitor with the Company and the Company notifies the Stock Option Holder that his Stock Options are non-exercisable, then all of his Stock Options shall become non-exercisable.

        5.4.2 If a Stock Option Holder is in breach of laws, internal rules of the Company or these Rules, and the Company notifies the Stock Option Holder that his Stock Options are non-exercisable, then all of his Stock Options shall become non-exercisable.

6       Exercise of Stock Option

6.1     Manner of Exercise

        6.1.1 To exercise a Stock Option, a Stock Option Holder must deliver on a Tokyo Business Day, an exercise notice to the Company (with a copy to the Employing Company), in the prescribed form (Attachment C), duly completed and signed by the Stock Option Holder. The Stock Option Holder may not withdraw the exercise notice for any reason.

         6.1.2 A Stock Option Holder shall pay the total amount of the Exercise Price relating to the number of Stock Options that he exercised (the "Total Exercise Price") and the related expenses and taxes (if any), by transfer to the account designated by the Company. The commission for such transfer shall be incurred by the Stock Option Holder. After the Company confirms its receipt of the Total Exercise Price and the related expenses and taxes (if any), the Shares shall be delivered by crediting the number of Shares, through the Japan Securities Depository Center, Inc. (the "JSDC"), to the Stock Option Holder's account opened pursuant to Rule 6.6.2.

6.2     Sale of Shares

        6.2.1 A Stock Option Holder may request, through the Company, that the Broker sell all the Shares resulting from his exercise of Stock Options. Any such request shall be made in a notice as referred to in Rule 6.1.1.

        6.2.2 After the receipt of a notice as referred to in Rule 6.2.1, the Company shall procure funds to be paid as the Total Exercise Price on behalf of the Stock Option Holder, and deliver the resulting Shares to the Stock Option Holder


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                                      -7-


                in the manner specified in Rule 6.1.2. The Shares shall be sold without delay after the Broker confirms receipt of the Shares by the Stock Option Holder. Subject to Rule 6.5, the Broker shall transfer, to the Stock Option Holder's account with Mizuho Bank, Ltd. ("Mizuho Bank") opened pursuant to Rule 6.6.3, the proceeds of the sale of the Shares less (i) the commission for the sale,
                (ii) the related expenses and taxes (if any) and (iii) the commission for such transfer, within 30 days of the sale. The Stock Option Holder shall transfer, to the bank account designated by the Company, an amount equal to (i) the Total Exercise Price plus (ii) the related expenses and taxes paid or to be paid by the Company in connection with the exercise of the Stock Options or the sale of the Shares.

        6.2.3 If the Company deems that the proceeds of a sale of the Shares will not be enough to cover (i) the Total Exercise Price plus
                (ii) all expenses and taxes paid or to be paid by the Broker or the Company in connection with the exercise of the Stock Options or the sale of the Shares, the Company may either (a) sell the Shares in accordance with Rule 6.2.2 or (b) reject the request of the Stock Option Holder to sell the Shares and deem that he has withdrawn the exercise of his Stock Options, provided that if the request to sell the Shares has been made to the Broker in accordance with Rule 6.2.1, the Company may so deem only when such withdrawal can be made under the rules of the JSDC and the internal rules of the Broker. If the Stock Options are deemed to have not been exercised, the Stock Option Holder may exercise the relevant Stock Options in accordance with these Rules after he receives a notice from the Company to the effect that his Stock Options have been so deemed. The Company shall not be liable to the Stock Option Holder for any result of any decision made under this Rule 6.2.3.

6.3 When the number of Shares deliverable upon exercise of the Stock Options includes less than one Unit, the exercising Stock Option Holder shall be deemed to request the Company to purchase such Shares pursuant to the Japanese Commercial Code. The determination of whether the number of Shares deliverable upon exercise includes less than one Unit shall be made separately with respect to each exercise (regardless of the number of Stock Options included therein).

6.4     No Part Exercise

        A Stock Option may be exercised with respect only to each Stock Option, and no Stock Option may be exercised in part.

6.5     Withholding

        The Company and the Broker shall be entitled to withhold, and the Stock Option Holder shall be obligated to pay, the amount of any tax attributable to or payable by and any social security or similar payments attributable to or payable by the Stock Option Holder in connection with the exercise or receipt of his Stock Option or the sale of the Shares. The Company and the Broker may establish appropriate procedures to provide for any such payments and to ensure that the relevant company receives prompt advice concerning the occurrence of any event which may create, or effect the timing or amount of any obligation to pay or withhold any such taxes or which may make available to the relevant company any tax deduction with respect to the payment.


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                                      -8-


6.6     Broker

        6.6.1 The Broker will assist the Company in connection with the exercise of the Stock Options and the sale of the resulting Shares.

        6.6.2 Prior to the exercise of the Stock Options, a Stock Option Holder shall open and maintain an account in his name with the Broker for the purpose of the delivery and deposit of the Shares to be delivered upon the exercise. Such account shall be opened through the Company.

        6.6.3 Prior to the sale of the Shares pursuant to Rule 6.2, a Stock Option Holder shall open and maintain an account in his name with Mizuho Bank for the purpose of the payment of the proceeds of a sale of Shares. Such account shall be opened through the Company.

7       General

7.1     Notices

        Any notice or other document required to be given under or in connection with the Plan may be delivered to a Stock Option Holder or sent by post or facsimile with confirmation in writing to him at his address which appears on the Stock Option Register. Notices sent by post shall be deemed to have been given on the day following the date of posting. Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post or facsimile with confirmation in writing to it at its registered office (or such other place or places as the Company may from time to time determine and provide Stock Option Holders with notification of).

7.2     Directors' Decisions Final and Binding

        The decision of the Directors in connection with any interpretation of the Rules or in any dispute relating to a Stock Option or other matter relating to the Plan shall be final and conclusive and binding on the relevant parties.

7.3     Costs

        The costs of introducing and administering the Plan shall be borne by the Company and the Employing Companies.

7.4     Regulations

        The Company shall have power from time to time to make or vary regulations for the administration and operation of the Plan, provided that the same are not inconsistent with these Rules.

7.5     Limitation of Liability

        The rights and obligations of a Stock Option Holder under the terms and conditions of his office or employment shall not be affected by his participation in the Plan or any right he may have to participate in the Plan. An individual who

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

        participates in the Plan waives all and any rights to compensation or damages in connection with rights under the Plan arising from the termination of his office or employment with any company for any reason whatsoever relating to any Stock Option under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements.

7.6     Personal Information

        A Stock Option Holder hereby consents and agrees that the Company and the Employing Companies may collect, store, process, use, transfer and modify his personal information regarding identity, place of employment and other pertinent information needed to effectuate his participation in the Plan with other parties within the Advantest Group, or with third parties to the extent necessary or helpful in the implementation of the Plan.

7.7     No Entitlements

        7.7.1 Nothing in the Plan, these Rules or any document related thereto shall be construed as guaranteeing any Eligible Employee's continued employment or engagement with any member of the Advantest Group, or as giving any Eligible Employee any right to continued employment or engagement with any member of the Advantest Group, during any period.

        7.7.2 Awards of Stock Options are discretionary. No award of Stock Options shall confer on the Stock Option Holder any right or entitlement to receive another award of stock options at any time in the future.

8       Amendments

        Subject to Rule 7.4, the Company may at any time modify these Rules in any respect. The Company may at any time amend these Rules so that the Company may issue new shares upon exercise of Stock Options instead of transferring its treasury stock.

9       Governing Law and Jurisdiction

        These Rules and all Stock Options shall be governed by and construed in accordance with Japanese law. Any dispute arising out of, or in connection with, these Rules shall be subject to the exclusive jurisdiction of the Tokyo District Court.

10      Local Law Appendix

        The Local Law Appendix attached hereto shall be an integral part of these Rules. In the event of any inconsistency between these Rules and the Local Law Appendix, the provisions of the Local Law Appendix shall prevail.

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                                                                    Attachment A

Employing Company

                 Advantest America Corporation (Holding Co.)

                 Advantest America, Inc.

                 Advantest America R&D Center, Inc.

                 Advantest America Measuring Solutions, Inc.

                 Advantest (Europe) GmbH

                 Advantest (Singapore) Pte. Ltd.

                 Advantest (Malaysia) Sdn. Bhd.

                 Advantest Taiwan Inc.

                 Advantest Korea Co., Ltd.

                 Advantest (Suzhou) Co., Ltd.


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                                      -11-


                                                                    Attachment B

Acceptance Form:  to be delivered on June 27, 2003




                                                                    Attachment C

Exercise Notice:  to be delivered separately



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                               Local Law Appendix
                                   for Germany



1.      Definitions

        Definitions as set out in 1.1 of the Rules are applicable to this Appendix.

2.      Eligible Employees

        The Company's discretion with respect to 2.1 will be exercised in a way complying with German law, in particular with the labour law principle of equal treatment (arbeitsrechtlicher Gleichbehandlungsgrundsatz) and with the prohibition of discrimination (Diskriminierungsverbot).

3.      Ex-gratia benefit

        The grant of the Stock Option is an ex-gratia benefit (freiwillige Leistung). It is granted without any obligation and even repeated granting will not create such obligation.

4.      Vesting

        The Stock Options shall vest in Eligible Employees at the time of exercise of such Stock Options.

5.      Deemed Exercise

        If Stock Options held by a Stock Option holder become non-exercisable pursuant to Rule 5.1, those Stock Options shall be deemed to be exercised immediately prior to the time the respective Stock Option Holder becomes a person who does not hold any position as director, officer, auditor, employee or any other similar position of the Advantest Group. If the Company deems that the proceeds of the sale of the resulting Shares will not be enough to cover (i) the Total Exercise Price plus (ii) all costs, expenses and taxes referred to in Rule 6.2.3, then the Stock Options are deemed to be waived by the Stock Option Holder. This clause 5 applies to Rule 5.4 mutatis mutandis.

6.      Adjustment of the Subscription Price

        The Company's discretion with respect to the Adjustment of the Subscription Price will be exercised taking into fair consideration the circumstances why such adjustment is deemed appropriate.

7.      Taxes/Withholding

        There are income tax charges on the exercise of an option at a rate of between 19.9 % and 48.5 % (as of 2003) depending on the taxable income of the Stock Option Holder to be increased by a 5.5 % "solidarity" surcharge on the income tax due. The


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        tax charge is determined by the difference between the market value of the shares at the time the options are exercised and the option price. The market value is defined on the basis of the quoted prices on the respective stock exchange. The Employing Company is entitled to deducted the taxes from the gross salary of the Stock Option Holder. Additionally, the usual social security contributions (to the extent the wage base for social security contributions are not exceeded) have to be paid on the difference between the exercise price and the market value at the time the options are exercised. If the regular salary of the Stock Option Holder is not sufficient for the Employing Company to deduct wage tax and pay such tax to the competent tax office, the Employing Company will request the Stock Option Holder to pay the tax to the tax office directly. The Employing Company will inform the tax office of such request.

        If the Stock Option Holder sells the shares within 12 months of the acquisition (and the aggregated total short-term capital gains less short-term capital losses for the respective calendar year amount to Euro 512 or more) or owns 1 % or more of the stated capital of the Company (or has owned 1 % or more at any time in the last five years) or holds the shares as business assets, he will be subject to income tax (and solidarity surcharge) on one-half of the difference between the sales prices and the market value at the date of exercise. If the Stock Option Holder sells the shares more than 12 months after acquisition (or within 12 months of the acquisition and the aggregated total short-term capital gains less short-term capital losses for the respective calendar year amount to less than Euro 512), does not own 1 % or more of the stated capital of the Company (and has not owned 1 % or more at any time in the last five years) and does not hold the shares as business assets, no tax is payable.

        In principle, one-half of the gross dividends received by Stock Option Holders will be subject to income tax at the progressive tax rate plus solidarity surcharge. Investment income received by the Stock Option Holder, including dividends and interest, after deduction of half the income-related expenses in economic connection with the dividends or the standard amount for income-related expenses of Euro 51 (Euro 102 for married couples filing jointly), are tax-free up to the maximum amount of tax-free savings allowances of Euro 1,550 (or Euro 3,100 for married couples filing jointly).

        Please note, however, that there are currently discussions among the German Finance Ministry officials with respect to changing the tax rates and the taxation rules of capital gains. Changes with effect in 2003 or later, therefore, cannot be excluded.

8.      Insider Dealings

        Please note that Germany has adopted the EC-Directive on Insider Dealings. Insiders are, among others, persons who by virtue of their position as members of managing or supervisory boards of the issuing company or its subsidiaries or by their profession or work, have knowledge of not publicly known facts which may influence the market value of the securities issued. Insiders are subject to certain restrictions in selling or purchasing such securities or otherwise making use of their insider knowledge. Anyone in breach of those provisions will be liable to imprisonment or fine.


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                                      -14-

9.      Directors' decisions

        The decision of the Directors in connection with any interpretation of the Rules or in any dispute relating to a Stock Option or other matters relating to the Plan shall be final and conclusive and binding on the relevant parties. It may only be revised by competent courts.

10.     Governing Law

        The Rules shall be governed by and construed in accordance with Japanese law but mandatory provisions of German law may be applied.



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                                      -15-

                               Local Law Appendix
                                    for Italy

TAXATION

Grant of stock option rights. The grant of stock option rights to the Stock Option Holder is subject to withholding tax, as the ISOP provides the possibility to transfer the stock option to the Company. In order to determine the taxable amount, the value at arm's length for similar rights is to be considered.

Should you decide to modify clause 2.5. of the ISOP, as suggested in our memorandum, the current text should be replaced by the following:

        "The grant of stock option rights is not taxed in the hands of the Stock Option Holder, as the ISOP does not provide for the possibility to transfer the stock option or other interests or rights relating to it to third parties or to the Company."

Exercise of stock option rights. If the price paid by the Stock Option Holder upon the exercise of the stock option rights is lower than the fair market value for tax purposes of the shares at the time of the offer of the rights, the difference between:

o       the value of the shares at the date of subscription, and

o       the strike price paid by the Stock Option Holder

is taxable in the hands of the Stock Option Holder as employment income.

Income from employment is subject to a withholding tax, levied by the Company, at a progressive rate varying from 23% to 45% depending on the total taxable income of the Stock Option Holder. Social contributions are also levied.

If the price paid by the Stock Option Holder is at least equal to the fair market value of the shares at the date of the offer of the rights, no taxable income arises. The exemption cannot be applied if the Stock Option Holder, after the exercise of the stock option right, owns more than 10% of the share capital or voting rights of the Company (computing old and new shares).

For listed shares, the fair market value for tax purposes is calculated on basis of the average of the quoted prices of the shares in the last month. The date of the offer is when the corporate bodies definitively decides terms and conditions of the ISOP.

Sale of the shares. The capital gain made by the Stock Option Holder upon the sale of the shares acquired pursuant to the ISOP is subject to a 12,5% substitute tax on the difference between the consideration for sale and the price paid by the Stock Option Holder at the date of exercise of the stock option rights. The capital gain is reduced by any amount already subject to withholding tax at the time of the exercise of the stock option rights.

A 12,5% substitute tax (imposta sostitutiva) applies if the shares are less than:

2% of the voting rights at the ordinary shareholders' meeting or 5% of the share capital for listed companies, or 20% of the voting rights or 25% of the share capital for non-listed companies.


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                                      -16-

If the shares owned by the Stock Option Holder exceed the above percentages, the investment is "qualified" for Italian tax purposes and the substitute tax levied on the capital gain is equal to 27%.


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                                      -17-


                               Local Law Appendix
                                    for Korea


This Appendix has been prepared to provide you with a summary of information regarding your stock options granted by the Company under the Incentive Stock Option Plan 2003 (the "Plan") specific to Korea.

This supplement is based on the tax laws and other laws concerning stock options in effect in Korea as of June 2003. These laws are often complex and change frequently. As a result, the information contained in this summary may be out-of-date at the time you exercise your option or sell shares you acquire under the Plan.

In addition, this supplement is general in nature. It may not apply to your particular tax or financial situation, and the Company is not in a position to assure you of any particular tax result. Accordingly, you are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

If you are a citizen or resident of a country other than Korea, the information contained in this supplement may not be applicable to you.

TAX INFORMATION

Grant

You will not be subject to tax when a stock option is granted to you under the Plan.

Date of Vesting

You will not be subject to tax when your stock options vest.

Exercise

You will be subject to income tax when you exercise your stock option. You will be taxed on the difference between the fair market value of the shares at exercise and the option price (i.e., the spread). This difference is treated as salary and taxed at your marginal rate. Your employer will withhold from the spread at exercise any social insurance contributions associated with the realized income and pay it to Korea's social insurance funds.

Sale of Shares

When you subsequently sell the shares that you acquire under the Plan, you will be subject to capital gains tax on any gain that you realize above the fair market value at the time the option is exercised. No securities transaction tax will apply to either Company's sale to you or your subsequent disposition of shares acquired pursuant to the Plan.

Dividends

If you exercise your stock option, your employer is not required to withhold or report income tax. It is your responsibility to report this income on your annual tax return and to pay all taxes owed.

Labor Law Acknowledgment

By accepting this stock option, you acknowledge that the Plan is discretionary in nature and may be unilaterally suspended or terminated by the Company at any time.


RELATED CONSENTS

Personal Information

Through accepting the invitation extended to you to receive Stock Options offered under the Plan, you effectively consent and agree that your employer and the Company may use personal information regarding your identity, place of employment, and other pertinent information needed to effectuate your participation in the Plan with other parties within the Advantest Group or third parties to the extent necessary or helpful to implement the Plan.

Treatment and Management of Purchased Stock

Through accepting the invitation extended to you to receive Stock Options offered under the Plan, you effectively consent and agree that upon subscribing to Shares under the Plan, the Company is authorized to take action regarding the stocks and proceeds derived therefrom and participate in the management of the stocks and proceeds derived therefrom as outlined in the Rules of the Advantest Corporation Incentive Stock Option Plan 2003, as described in Section 6.2, 6.4, 6.5, and all other Sections describing such actions and/or participation.

                               Local Law Appendix
                                  for Malaysia

INTERPRETATION

Terms which have been defined in the Rules of the Plan shall, unless otherwise defined in this Local Law Appendix for Malaysia, have the same meaning and interpretation ascribed to it in the Rules of the Plan.

The terms and conditions set out in this Local Law Appendix for Malaysia shall be applicable to Eligible Employees who are residents in Malaysia and is supplemental to the terms and conditions set out in the Rules of the Plan. In the event of any inconsistency or conflict between (1) this Local Law Appendix for Malaysia, (2) the Rules of the Plan and/or (3) the written acceptance for Stock Options in the form of Attachment B of the Plan, this Local Law Appendix for Malaysia shall prevail.


AMENDMENTS/ADDITIONS TO THE RULES

Rule 2.3 - Acceptance of Stock Option

Rule 2.3 shall be deleted in its entirety and replaced with the following new Rule:-

"2.3    Acceptance of Stock Option

        2.3.1 Eligibility under the Plan does not confer on an Eligible Employee a claim or right to participate in or any rights whatsoever under the Plan and an Eligible Employee does not acquire or have any rights over or in connection with the Stock Options or the Shares comprised herein unless a grant of Stock Options has been made by the Company to the Eligible Employee pursuant to Rule 2.1 and the Eligible Employee has accepted the grant of Stock Options in accordance with the terms of such grant and the Plan.

        2.3.2 To be entitled to grant of Stock Options, any Eligible Employee must execute a written acceptance of such Stock Options in the form of Attachment B hereto and deliver such acceptance form to the Company by July 4, 2003 (the "Expiry Date"). The acceptance form includes the explanation of the terms of Stock Options in compliance with the Japanese Commercial Code. In the event of any inconsistency between these Rules and the acceptance form, the provisions of these Rules shall prevail.

        2.3.3 If any grant of Stock Option is not accepted in the manner prescribed above, such grant shall on the Expiry Date, automatically lapse and be null and void and of no further legal effect."

Rule 2.7 - Grant to Employing Company

Rule 2.7 shall be deleted in its entirety.

Rule 7.7 - No Entitlements

The following new Rule 7.7.3 shall be inserted immediately after the existing Rule 7.7.2:-

        "7.7.3 This Plan does not form part nor shall it in any way be construed as giving rise to any term of employment of any Eligible Employee, whether express or implied, in respect of the grant of Stock Options under the Plan."


EXCHANGE CONTROL

These exchange control regulations are based upon the ECM Notices issued by Bank Negara Malaysia which are in effect in Malaysia as at June 2003. The ECM Notices may be revoked or varied by the issuance of subsequent notices or circular letter by Bank Negara Malaysia from time to time. You should therefore seek the advice of your local counsel to ensure that you are in compliance with the Malaysian exchange control requirements at all times.

Non-compliance with any of the ECM Notices constitutes an offence under paragraph 7 of the Fifth Schedule to the Exchange Control Act, 1953.

Currency of Payment

All payments by residents, pursuant to the exercise of the Stock Options in accordance with Rule 6.1.2 and/or Rule 6.2.2, for any security registered or to be registered outside of Malaysia must be made in a foreign currency other than the currencies of Israel, Serbia and Montenegro.

Prior Permission

A Stock Option Holder who, pursuant an exercise of its Stock Option, is required to transfer the sum of the Exercise Price to Advantest Corporation pursuant to Rule 6.1.2 and/or Rule 6.2.2 must obtain the prior permission of the Controller of Foreign Exchange (the "Controller") if such payment in foreign currency exceeds the equivalent of RM10,000/- in foreign currency. The prior permission of the Controller should be obtained before the exercise of the Stock Option if the Exercise Price exceeds the equivalent of RM10,000/- in foreign currency.

A resident is required to (i) repatriate all interest, dividend, profits and proceeds from the sale of the Shares to Malaysia as soon as they are received and (ii) sell such receipts arising therefrom for Ringgit to an authorised dealer or deposit the funds in a permitted foreign currency account, subject to the limits imposed by the Controller.

Foreign Currency Account

Pursuant to Rule 6.6.3, a Stock Option Holder is required to open and maintain an account in his name with Mizuho Bank, Ltd. ("Mizuho Bank"). A resident must obtain the prior approval of the Controller before opening such an account with Mizuho Bank.

Sale of Shares

If a resident sells his Shares pursuant to Rule 6.2, such resident must obtain the prior approval of the Controller if the Total Exercise Price exceeds the aggregate foreign currency equivalent of RM5 million. However, where the Total Exercise Price exceeds the equivalent of RM1 million but does not exceed the equivalent of RM5 million, the resident is only obliged to provide the Controller with certain information as prescribed in Appendix I of ECM 10 of the ECM Notices.


TAXATION

The taxation treatment for Stock Options in Malaysia as contained herein are based upon current taxation law in Malaysia as at June 2003. However, as these laws may be subject to changes, you should seek the advice of your local tax expert to ensure that you are in compliance with taxation laws in Malaysia at all times.

Payment of Taxes in relation to Stock Option

Under Section 13 of the Income Tax Act, 1967, employment income includes any benefits arising from the grant of a Stock Option and the employee is liable to pay tax on such benefits. The employer shall be entitled to withhold such taxes attributable to the Stock Options upon the exercise by the employee of the Stock Options in Malaysia.

Calculation of Taxable Income from the Exercise of Stock Options

Taxable income from the exercise of a Stock Option is calculated as the difference between the market value of the Stock at the time the Stock Option is exercised and the Exercise Price of the Stock Option. Market value for purposes of the foregoing is defined on the basis of the quoted price of the Share on the relevant stock exchange.

                               Local Law Appendix
                          for Peoples Republic of China


The Rules of The Advantest Corporation Incentive Stock Option Plan 2003 shall be supplemented with the following provisions to govern Stock Options granted to Eligible Employees who are employed at an Employing Company established in the People's Republic of China (the "PRC"):

1. The term "Exercise Price" in Rule 1.1 shall be defined in its entirety as follows:

        "Exercise Price" means the price to be paid for the exercise of each Stock Option;

2.      Rule 2.4 shall read in its entirety as follows:

        No Payment

        No payment to the Company or the Employing Company shall be required or permitted from a Stock Option Holder upon the grant or acceptance of any Stock Option. The grant of the Stock Option is the Company's ex gratia benefit of employment. The Stock Option has no commercial value.

3.      Rule 2.5.1 shall read in its entirety as follows:

        Disposal Restrictions

        Neither a Stock Option nor any rights or interests in respect of it may be transferred, assigned, pledged or otherwise disposed of by a Stock Option Holder to any other person or entity. If a Stock Option Holder purports to transfer, assign, pledge, or dispose of any such Stock Option or rights or interests, whether voluntarily or involuntary, then the Stock Option may not be exercised and will be transferred to the Company for cancellation. The Stock Option Holder may not ask the Company to redeem the Stock Options for any consideration if he decides not to exercise the Stock Option.

4.      Rules 2.5.2 shall be deleted.


5.      Rule 6.1.2 shall be deleted.


6.      Rule 6.2.2 shall read in its entirety as follows:

        After the receipt of a notice as referred to in Rule 6.2.1, the Company shall procure funds to be paid as the total amount of the Exercise Price relating to the number of Stock Options that the Stock Option Holder has exercised (the "Total Exercise Price") on behalf of the Stock Option Holder, and deliver the resulting Shares to the Stock Option Holder. All of the Shares shall be sold without delay after the Broker confirms receipt of the Shares by the Stock Option Holder. Subject to Rule 6.4, the Broker shall transfer, to the Stock Option Holder's account with Mizuho Bank, Ltd. ("Mizuho Bank") opened pursuant to Rule 6.6.3, the proceeds of the sale of the Shares less, (i) the commission for the sale, (ii) the related expenses and taxes (if any), and (iii) the commission for such transfer, within 30 days of the sale. The Stock Option Holder shall then transfer, to the bank account designated by the Company, an amount equal to (i) the Total Exercise Price plus (ii) the related expenses and taxes paid or to be paid by the Company in connection with the sale of the Shares.

7.      Rule 6.2.3 should be amended to read in its entirety as follows:

        If the Company deems that the proceeds of a sale of the Shares will not be enough to cover (i) the Total Exercise Price plus (ii) all costs, expenses and taxes referred to in Rule 6.2.2, the Company may either (a) sell the Shares in accordance with Rule 6.2.2 or (b) reject the request of the Stock Option Holder to sell the Shares and deem that he has withdrawn the exercise of his Stock Options, provided that if the request to sell the Shares has been made to the Broker in accordance with Rule 6.2.1, the Company may so deem only when such withdrawal can be made under the rules of the Japan Securities Depository Center, Inc. and the internal rules of the Broker. If the Stock Options are deemed to have not been exercised, the Stock Option Holder may exercise the relevant Stock Options in accordance with these Rules after he receives a notice from the Company to the effect that his Stock Options have been so deemed. The Company shall not be liable to the Stock Option Holder for any result of any decision made under this Rule 6.2.3.

8.      A new Rule 6.7 shall read in its entirety as follows:

        Under no circumstances shall the Stock Option Holder be required or permitted to provide the Exercise Price for the exercise of the Stock Option.

9.      A new Rule 7.8 shall read in its entirety as follows:

        At no time shall the Plan be considered an offer to purchase or sell securities in the PRC.

10.     A new Rule 11 shall read in its entirety as follows:

        In order to comply with any applicable requirements announced by an authority of the PRC government, the Company shall have the right to terminate the Plan or to modify the Plan to the extent necessary to comply with such requirements. Such termination or the extent of any such modification shall be at the sole discretion of the Company. The Company shall bear no liability to the Stock Option Holder in the event the Plan is terminated or modified in accordance with this Rule 11.

                               Local Law Appendix
                                  for Singapore


                This Appendix is only applicable to employees of Advantest's Singapore entity who are ordinarily tax residents in Singapore. For avoidance of doubt, please contact your tax advisor to determine whether you are ordinarily a tax resident of Singapore.


"Exercise Period" as defined in Clause 1.1 of the Rules of the Advantest Corporation Incentive Stock Option Plan 2003 means a period commencing on a date one year from the Date of Grant and expiring at the close of business on March 31, 2008.

                               Local Law Appendix
                         for Republic of China (Taiwan)


2.4     No Payment

        Delete "The grant of the Stock Option is the Company's ex gratia benefit of employment" and move this sentence to an added provision 2.8.

2.8     Ex Gratia Benefit (New Provision)

        The grant of the Stock Option is the Company's ex gratia benefit of employment. Participation in this Stock Option is entirely separate from any pension right or entitlement a Stock Option Holder may have and from the terms of the employment.

7.8     Tax Liabilities

        A Stock Option Holder should consult his or her financial and/or tax adviser to determine the personal tax treatment upon the grant of Stock Options, the exercise of Stock Options and the subsequent sale of Shares.

                               Local Law Appendix
                                     for USA

Purpose

        This Appendix sets forth certain terms and conditions applicable to residents of the United States who are awarded Stock Options (each, a "U.S. Stock Option Holder") under the Plan and supplements the terms and conditions set forth in the Rules of the Plan. IN THE EVENT OF ANY CONFLICT AMONG THE TERMS OF THIS APPENDIX, THE RULES OR A STOCK OPTION ACCEPTANCE FORM, THE TERMS OF THIS APPENDIX SHALL GOVERN. Capitalized terms used in this Appendix without definition have the meaning assigned to such terms in the Rules.


Administration of Stock Options Granted to U.S. Stock Option Holders

        The Company, or its authorized U.S. representative, shall (i) administer the terms of this Appendix, (ii) establish from time to time such rules and procedures as it may deem appropriate for the proper administration of this Appendix and (iii) make such determinations under and such interpretations of and take such steps in connection with this Appendix or the Stock Options granted to U.S. Stock Option Holders as it may deem necessary or advisable.


Right to American Depository Shares ("ADSs")

        The Company may arrange, in its sole discretion, for U.S. Stock Option Holders to receive ADSs rather than Shares upon the exercise of their Stock Options, in which case, all references to "Shares" in the Rules, this Appendix, a Stock Option Acceptance Form or any other document related to the Plan shall be deemed to be a reference to four (4) ADSs per Share, as the context may require. 400 ADSs will be deemed to constitute a "Unit." ADSs will be evidenced by American Depository Receipts of the Company, which are currently traded on the New York Stock Exchange.

        In the event that the Company elects to issue ADSs upon the exercise of Stock Options by U.S. Stock Option Holders, 400 ADSs will be issued upon the exercise of each Stock Option. The number of ADSs so issued will be adjusted accordingly when the number of Shares to be issued upon the exercise of each Stock Option is adjusted pursuant to the Rules.


Limitation on Number of Shares or ADSs Available for Issuance

        Notwithstanding anything to the contrary in the Rules or this Appendix, the maximum aggregate number of Shares (or ADSs) that may be issued under the Plan as ISOs is 139,000 Shares (or 556,000 ADSs), subject to any equitable adjustments to the number and kind of Shares or ADSs under the Rules to the extent permitted under Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"). To the extent permitted under Section 422 of the Code, any Shares or ADSs subject to a Stock Option that lapses, expires or is otherwise terminated without the issuance of such Shares or ADSs may again be available for purposes of this limit.

ISO Qualification.

        To the extent possible, Stock Options awarded to Eligible Employees resident in the United States are intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Code. Pursuant to the requirements of the Code, only those Stock Options awarded to Eligible Employees who are employees of an Employing Company (and which is a "parent corporation" or "subsidiary corporation" within the meaning of Section 424 of the Code) may be considered ISOs. Stock Options awarded to non-employee directors of an Employing Company shall be nonqualified stock options.

Vesting and Exercise

        By way of clarification, if a U.S. Stock Option Holder ceases to be a director, officer, auditor, or employee of any Employing Company under circumstances as a result of which such U.S. Stock Option Holder's Stock Options "shall become non-exercisable" in accordance with Rule 5.1, as applicable, it is understood that:

        (1) If such cessation occurs prior to the start of the Exercise Period (April 1, 2004), such U.S. Stock Option Holder's Stock Options shall never become exercisable, but shall be cancelled without any payment being made to the U.S. Stock Option Holder in respect thereof; and

        (2) If such cessation occurs on or after the start of the Exercise Period, such U.S. Stock Option Holder's Stock Options shall no longer be exercisable as of the date of such cessation, and shall be cancelled without any payment being made to the U.S. Stock Option Holder in respect thereof.

In no event will a U.S. Stock Option Holder be permitted to exercise Stock Options either before the start of the Exercise Period or after the end of the Exercise Period.

        Due to the prohibition on loans to directors and executive officers of the Company set forth under Section 402 of the Sarbanes-Oxley Act of 2002, the cashless exercise feature of the Plan, as set forth in Rule 6.2, is not available for U.S. Stock Option Holders who are directors and executive officers of the Company at the present time. The Company will inform those who are subject to this prohibition if such feature does become available in the future. Until such time, such U.S. Stock Option Holder must exercise his or her Stock Options in the manner set forth in Rule 6.1.

ISO Conditions

        A U.S. Stock Option Holder must comply with each of the following conditions to ensure that his or her Stock Options qualify as ISOs. Except where otherwise noted, responsibility for complying with the following conditions will be the responsibility of the individual U.S. Stock Option Holder:

        (1) Employee Status. At all times during the period commencing on the relevant Date of Grant and ending on the date three month's prior to the date of exercise, the U.S. Stock Option Holder must be an employee of the Company or another member of the Advantest Group (except in the case of a employee who is disabled within the meaning of Section 22(e)(3) of the Code, in which case such three-month period is extended to one year).

         (2) 10% Shareholders. No Stock Option shall qualify as an ISO if the U.S. Stock Option Holder is a 10% Shareholder, unless (a) the Exercise Price, as of the Date of Grant, is at least 110% of the fair market value of the Shares or ADSs subject to the Stock Option and (b) such Stock Option, by its terms, is not exercisable after the expiration of five years from the Date of Grant. A "10% Shareholder" means that, as of the relevant Date of Grant, an individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries.

        (3) Holding Period. A Stock Option will qualify for ISO treatment only if the U.S. Stock Option Holder makes no disposition of the Shares or ADSs acquired upon exercise of the Stock Option within two years from the Date of Grant or within one year from the date of exercise.

        (4)     Restrictions on Exercise.

                (a) The Stock Option may only be exercised by the U.S. Stock Option Holder during his or her lifetime.

                (b) To the extent that the aggregate fair market value of Shares or ADSs with respect to which Stock Options are exercisable for the first time by a U.S. Stock Option Holder during any calendar year exceeds $100,000, such Stock Options shall not qualify for treatment as ISOs. The foregoing sentence shall be applied by taking Stock Options into account in the order in which they were granted.

        (5) Conditions Otherwise Satisfied by Plan. The Plan was approved by shareholders of the Company on June 27th, 2003. No Stock Option shall be granted under the Plan later than ten years from the date on which the Plan was approved by the Board of Directors of the Company (the "Board").

Any Stock Option granted under the Plan that fails to satisfy conditions (1) through (5) above shall be deemed to be a nonqualified stock option. Any ambiguities in the terms of a Stock Option granted under the Plan shall, to the extent possible, be construed in favor of a finding that such Stock Option qualifies as an ISO.

        The Company shall have the right, in its sole discretion, to elect to have any rights granted to Stock Option Holders generally by operation of any non-U.S. law, including, without limitation, any Japanese law granting retroactive dividend rights, not apply to U.S. Stock Option Holders where such law (i) is not required to apply to U.S. Stock Option Holders and (ii) would jeopardize or prevent such U.S. Stock Option Holders' Stock Options from qualifying as ISOs.

Cessation of Employment

        This Appendix shall not be construed to limit the period of time, if any, following a U.S. Stock Option Holder's termination of employment during which the U.S. Stock Option Holder may exercise his or her Stock Options pursuant to Rule 5. Nevertheless, a U.S. Stock Option Holder who intends for his or her Stock Options to be treated as ISOs will be required to exercise such Stock Options upon the earlier of (i) such time specified in the applicable provision of Rule 5 and (ii) three months following his or her termination of employment (except in the case of a employee who is disabled within the meaning of

Section 22(e)(3) of the Code, in which case such three-month period is extended to one year).

Not Part of Wages

        Awards of Stock Options are not part of a U.S. Stock Option Holder's base salary or wages and will not be taken into account in determining any other employment-related rights the U.S. Stock Option Holder may have, such as rights to pension or severance pay.

Securities Law Restrictions.

        The Company may require each U.S. Stock Option Holder purchasing or acquiring Shares or ADSs pursuant to a Stock Option under the Plan to represent to and agree with the Advantest Group in writing that such U.S. Stock Option Holder is acquiring the Shares or ADSs for investment and not with a view to the distribution thereof. All certificates for Shares or ADSs delivered under the Plan, upon exercise of a Stock Option, shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares or ADSs are then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No Shares or ADSs shall be issued hereunder unless the Advantest Group shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

Bank and Broker

        Notwithstanding anything to the contrary in the Rules, including, without limitation, Rules 1.1 or 6.6.3, or your Stock Option Acceptance Form:

        (1) "Broker" means JPMorgan Chase Bank or such other broker or agent appointed from time to time by the Company to execute transactions in connection with the Plan; and

        (2) A U.S. Stock Option Holder shall open and maintain an account in his or her name with JPMorgan Chase Bank for the purpose of the payment of the proceeds of a sale of Shares or ADSs. Such account shall be opened through the Company.